Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        FRANKLIN STREET PROPERTIES CORP.,

                           MONTAGUE ACQUISITION CORP.,

                        ADDISON CIRCLE ACQUISITION CORP.,

                         ROYAL RIDGE ACQUISITION CORP.,

                       COLLINS CROSSING ACQUISITION CORP.,

                       FSP MONTAGUE BUSINESS CENTER CORP.,

                            FSP ADDISON CIRCLE CORP.,

                             FSP ROYAL RIDGE CORP.,

                                       AND

                           FSP COLLINS CROSSING CORP.




                                 August 13, 2004

                        TABLE OF CONTENTS (to be updated)


ARTICLE 1  THE MERGERS.......................................................  1
  1.1  The Mergers ..........................................................  1
  1.2  The Closing ..........................................................  2
  1.3  Effective Time .......................................................  2
  1.4  Additional Action ....................................................  2
  1.5  Dissenting Shares ....................................................  2
  1.6  No Further Rights ....................................................  3
  1.7  Withholding Rights ...................................................  3

ARTICLE 2  MERGER CONSIDERATION..............................................  3
  2.1  Cancellation of Target Stock .........................................  3
  2.2  Merger Consideration .................................................  4

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE ACQUISITION
SUBSIDIARIES.................................................................  5
  3.1  Due Organization; Authority ..........................................  5
  3.2  Authorization; Validity; Effect of Agreement .........................  5
  3.3  Capitalization .......................................................  6
  3.4  No Violation .........................................................  6
  3.5  FSP Investments LLC; Due Organization ................................  7
  3.6  Financial Statements .................................................  7
  3.7  SEC Documents ........................................................  8
  3.8  Litigation ...........................................................  8
  3.9  Taxes ................................................................  8
  3.10  Full Disclosure .....................................................  9

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE TARGET REITS................ 10
  4.1  Due Organization; Authority .......................................... 10
  4.2  Authorization; Validity; Effect of Agreement ......................... 10
  4.3  Financial Statements ................................................. 10
  4.4  Contracts and Commitments ............................................ 11
  4.5  No Violation ......................................................... 11
  4.6  Litigation ........................................................... 12
  4.7  Title to Assets ...................................................... 12
  4.8  Real Property ........................................................ 13
  4.9  Real Property Leases ................................................. 14
  4.10  Compliance with Laws; Permits; Environmental Matters ................ 15
  4.11  Taxes ............................................................... 16
  4.12  No Existing Discussions ............................................. 17
  4.13  Full Disclosure ..................................................... 17

ARTICLE 5  COVENANTS AND ADDITIONAL AGREEMENTS............................... 17
  5.1  Conduct of Business .................................................. 17
  5.2  Other Actions ........................................................ 17
  5.3  Approval of Target REIT Stockholders ................................. 18
  5.4  Consents and Approvals ............................................... 18
  5.5  No Solicitation ...................................................... 18

ARTICLE 6  CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGERS...... 21

ARTICLE 7  TERMINATION AND WAIVER............................................ 23
  7.1  Termination .......................................................... 23
  7.2  Effect of Termination ................................................ 23
  7.3  Extension; Waiver .................................................... 24
  7.4  No Survival of Representations and Warranties ........................ 24

ARTICLE 8  MISCELLANEOUS..................................................... 24
  8.1  Assignment ........................................................... 24
  8.2  Risk of Loss ......................................................... 24
  8.3  Fees and Expenses .................................................... 25
  8.4  Entire Agreement; Modifications; Amendments .......................... 25
  8.5  Notices .............................................................. 25
  8.6  Interpretation ....................................................... 26
  8.7  Captions ............................................................. 27
  8.8  Counterparts ......................................................... 27
  8.9  Binding Effect ....................................................... 27
  8.10  Attorneys' Fees ..................................................... 27
  8.11  No Waiver; Severability ............................................. 27
  8.12  No Joint and Several Liability ...................................... 27
  8.13  Applicable Law ...................................................... 28

Exhibit A--List of Properties
Exhibit B--Merger Consideration
Exhibit C--Tax Representations

                          AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 13, 2004 by and among Franklin Street Properties Corp. (the "Company"), a Maryland corporation, the wholly-owned acquisition subsidiaries of the Company, each a Delaware corporation (each an "Acquisition Subsidiary" and, collectively, the "Acquisition Subsidiaries"), listed on the signature pages hereto and the other corporations, each a Delaware corporation (each, a "Target REIT" and, collectively, the "Target REITs"), also listed on the signature pages hereto.

                                    RECITALS

            WHEREAS, the Target REITs are the owners of certain real properties listed on Exhibit A hereto (each such property, including any buildings, structures or other improvements situated thereon, a "Property" and, collectively, the "Properties");

            WHEREAS, the board of directors of the Company (the "Company Board"), boards of directors of each of the Acquisition Subsidiaries (such boards of directors, collectively, the "Acquisition Boards of Directors") and the boards of the directors of each of the Target REITs (such boards of directors, collectively, the "Target Boards of Directors") believe that it is in the best interests of the Company, each of the Acquisition Subsidiaries and each of the Target REITs, respectively, and their respective stockholders, to consummate, and have approved, the business combination transaction provided for herein, pursuant to which each Target REIT will be merged with and into an Acquisition Subsidiary, with the respective Acquisition Subsidiary continuing as the surviving entity (each such transaction, a "Merger" and, collectively, the "Mergers");

            WHEREAS, the Company Board, the Acquisition Boards of Directors and the Target Boards of Directors have agreed to effect the transactions provided for herein upon the terms and subject to the conditions set forth herein;

            WHEREAS, the Company, the Acquisition Subsidiaries and the Target REITs desire to make certain representations, warranties and agreements in connection with the Mergers.

            NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1   THE MERGERS

      1.1 The Mergers. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), each Target REIT will be merged with and into an Acquisition Subsidiary in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL"), and the separate existence of each Target REIT shall thereupon cease. Each Acquisition Subsidiary shall continue as the surviving entity of the Mergers (each a "Surviving Corporation" and collectively, the "Surviving Corporations"). The parties hereby agree that FSP Montague Business Center Corp. will merge with and into Montague Acquisition Corp.; FSP Addison Circle Corp. will merge with and into Addison Circle Acquisition Corp; FSP Royal Ridge Corp. will merge with and into Royal Ridge Acquisition Corp.; and FSP Collins Crossing Corp. will merge with and into Collins Crossing Acquisition Corp.

      1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the "Closing") shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts at 9:00 a.m., local time, on December 30, 2004 or at such other time and date following the day on which the last of the conditions set forth in
Article 6 shall be fulfilled or waived in accordance herewith. The holders of preferred stock in the Target REITs ("Target Stock") are hereinafter referred to as the "Target REIT Stockholders." The holders of common stock of the Company, $0.0001 par value per share ("Common Stock"), are hereinafter referred to as the "Company Stockholders." The date on which the Closing occurs is hereinafter referred to as the "Closing Date." After giving effect to the Mergers, the Company and Acquisition Subsidiaries are hereinafter referred to as the "Combined Company."

      1.3 Effective Time. If all of the conditions to a particular Merger set forth in Article 6 shall have been fulfilled or waived in accordance herewith with respect to the Company and the applicable Target REIT and this Agreement shall not have been terminated as provided in Article 7 or Section 8.2(b), the parties hereto shall promptly cause to be properly executed, verified and delivered for filing on the Closing Date a certificate of merger satisfying the requirements of the DGCL for such Merger (a "Certificate of Merger"). A Merger shall become effective upon the acceptance for record of its Certificate of Merger by the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time upon which the parties hereto shall have agreed and designated in such filing in accordance with applicable law as the effective time of the Mergers (the "Effective Time").

      1.4 Additional Action. The Surviving Corporations may, at any time from and after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the respective Target REIT or the respective Acquisition Subsidiary, in order to consummate and give effect to the transactions contemplated by this Agreement.

      1.5 Dissenting Shares.

            (a) For purposes of this Agreement, "dissenting shares" means Target Stock held as of the Effective Time by a Target REIT Stockholder who has not voted such Target Stock in favor of the adoption of this Agreement and the Merger with respect to such Target REIT and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting shares shall not be converted into or represent the right to receive the Merger Consideration (as defined below) unless the Target REIT Stockholder holding such dissenting shares shall have forfeited his or her right to appraisal under the DGCL or properly withdrawn his or her demand for appraisal. If such Target REIT Stockholder has so forfeited or withdrawn his or her right to appraisal of dissenting shares, then (i) as of the occurrence of such event, such holder's dissenting shares shall cease to be dissenting shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such Target Stock pursuant to Section 2.2 hereof, and (ii) promptly following the occurrence of such event, the Company or the Surviving Corporation shall deliver to such Target REIT Stockholder shares of Common Stock and any cash in lieu of fractional shares of Target Stock, if applicable, to which such holder is entitled pursuant to Section 2.2 hereof.

            (b) Each Target REIT shall give the Company (i) prompt notice of any written demands for appraisal of any Target Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the respective Target REIT and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. No Target REIT shall, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal of Target Stock or offer to settle or settle any such demands.

      1.6 No Further Rights. From and after the Effective Time, no Target Stock shall be deemed to be outstanding, and holders of certificates formerly representing Target Stock shall cease to have any rights with respect thereto except as provided herein or by law.

      1.7 Withholding Rights. Notwithstanding any provision of this Agreement, each of the Company and any Acquisition Subsidiary shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement, as applicable, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payments under the Code or any other applicable provision of law and to collect Forms W-8 or W-9, as applicable, or similar information from the Target REIT Stockholders and any other recipients of payments hereunder. To the extent the amounts are so withheld by either the Company or any Acquisition Subsidiary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Target REIT shares in respect of which such deduction and withholding was made by the Company or the Acquisition Subsidiary.


ARTICLE 2   MERGER CONSIDERATION

      2.1 Cancellation of Target Stock. As a result of the Mergers and without any action on the part of the Target REIT Stockholders, all Target Stock in each Target REIT with respect to which a Merger has become effective shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each Target REIT Stockholder shall thereafter cease to have any rights with respect to such Target Stock (other than with respect to any dissenting shares).

      2.2 Merger Consideration.

            (a) At the Effective Time, by virtue of the Mergers and without any further action by the Company, any Acquisition Subsidiary or any Target REIT, each Target REIT Stockholder in each Target REIT with respect to which a Merger has become effective shall receive for each share (or fraction thereof) of Target Stock of such Target REIT that such Target REIT Stockholder holds of record, that number of shares of Common Stock in the Combined Company set forth on Exhibit B attached hereto opposite the name of the applicable Target REIT (the "Merger Consideration"). At the Effective Time, by virtue of the Mergers and without any further action by any party, each share of common stock, $.0001 par value per share, of each Target REIT held by the Company shall be cancelled and shall cease to exist and no stock of the Company or other consideration shall be delivered in exchange therefor, and the Company hereby waives any right that it may have under the certificate of incorporation of each Target REIT or otherwise to receive any consideration in the Mergers in respect of such shares of Target REIT common stock.

            (b) No certificate or scrip representing fractional shares of Common Stock shall be issued upon the surrender of Target Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Company. Notwithstanding any other provision of this Agreement, each holder of shares of Target Stock converted pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Common Stock (after taking into account all Target Stock certificates registered in the name of or delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Common Stock multiplied by $17.70, such amount to be rounded up to the nearest whole cent.

            (c) The Company shall issue certificates representing shares of Common Stock upon the surrender of Target Stock as soon as practicable after the Effective Time.

            (d) The directors and officers of each Acquisition Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the respective Surviving Corporations, each to hold office in accordance with the Certificate of Incorporation and Bylaws of such Surviving Corporation. The certificate of incorporation and by-laws of each Acquisition Subsidiary immediately prior to the Effective Time shall be the initial certificate of incorporation and by-laws of the respective Surviving Corporation, except that the name of each Surviving Corporation shall be amended to be the name of the respective Target REIT immediately prior to the Effective Time.

            (e) The Merger Consideration, including any cash in lieu of fractional shares, shall be adjusted to reflect any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to Common Stock or Target Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
            ACQUISITION SUBSIDIARIES

            Each of the Company and the Acquisition Subsidiaries, jointly and severally, represents and warrants to the Target REITs that the statements contained in this Article 3 are true and correct, except as set forth in the disclosure schedule delivered at or prior to the execution hereof to each of the Target REITs (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and letter paragraphs contained in this Article 3, and the disclosures in any paragraph of the Company Disclosure Schedule shall also be deemed to qualify all other paragraphs in this Article 3.

      3.1 Due Organization; Authority.

            (a) Each of the Company and the Acquisition Subsidiaries is a corporation duly organized and validly existing under the laws of the state of its incorporation. The Company (i) has the authority to conduct its business as currently conducted and to own and operate the properties that it now owns and operates, and (ii) is duly licensed or qualified to do business in, and is in good standing under the laws of, all jurisdictions in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, assets, prospects, results of operations or financial condition of the Company (a "Company Material Adverse Effect").

            (b) Each of the Company and the Acquisition Subsidiaries has provided each Target REIT with a true and complete copy of its articles or certificate of incorporation and bylaws, each as amended to date.

            (c) Each Acquisition Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities or operations and owns no assets.

      3.2 Authorization; Validity; Effect of Agreement. Each of the Company and the Acquisition Subsidiaries has all requisite power, authority and legal right to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the Acquisition Subsidiaries and the consummation by the Company and the Acquisition Subsidiaries of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and the Acquisition

Subsidiaries, respectively, and this Agreement is a legal, valid and binding obligation of the Company and the Acquisition Subsidiaries, enforceable against them in accordance with its terms.

      3.3 Capitalization. The authorized capital stock of the Company consists of 180,000,000 shares of Common Stock of which approximately 49,629,762 shares are issued and outstanding as of the date hereof and 20,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares are issued and outstanding as of the date hereof. Immediately following the consummation of the Mergers, approximately 60,524,756 shares of Common Stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. The rights and privileges of each class of the Company's capital stock are as set forth in the Company's certificate of incorporation, as amended to date. All shares of the Company's Common Stock issuable pursuant to this Agreement, when issued on the terms and conditions set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or the Company's certificate of incorporation or by-laws.

      3.4 No Violation.

            (a) Neither the execution and delivery by the Company or the Acquisition Subsidiaries of this Agreement, nor the consummation by the Company or the Acquisition Subsidiaries of the transactions contemplated hereby and compliance by the Company or the Acquisition Subsidiary with the provisions hereof, will: (i) conflict with or violate any provision of the articles or certificates of incorporation or bylaws, each as amended to date of the Company or the Acquisition Subsidiaries; (ii) require on the part of the Company or the Acquisition Subsidiaries or any Subsidiary (as defined below) of the Company any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except (x) the filing of a registration statement on Form S-4 with the Securities and Exchange Commission (the "SEC"), (y) the filing of the Certificates of Merger in accordance with the DGCL or (z) where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not reasonably be expected to have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound or to which any of their assets is subject, except for (A) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (B) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iv) result in the imposition of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) upon any property or assets of the Company or any Subsidiary of the Company; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, the Acquisition Subsidiaries or any Subsidiary of the Company or any of their properties or assets. For purposes of this Agreement, "Subsidiary" shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company holds stock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity.

            (b) Except as expressly contemplated by this Agreement, no other action is required to be taken by the Company or the Acquisition Subsidiaries to permit the execution, delivery and performance of (i) this Agreement, (ii) all other documents and certificates expressly contemplated hereby, and (iii) the transactions contemplated hereby, and no consent or approval of any third party or governmental authority is or was required or appropriate in connection with the execution of this Agreement, or to consummate the transactions expressly contemplated hereunder, except such as have been obtained or will be obtained prior to the Closing.

      3.5 FSP Investments LLC; Due Organization. FSP Investments LLC ("FSP Investments"), a wholly-owned subsidiary of the Company, is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Massachusetts. FSP Investments is duly registered with the SEC as a broker/dealer pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

      3.6 Financial Statements.

            (a) The Company has previously delivered or made available to each of the Target REITs the following financial statements (collectively, the "Company Financial Statements"): (i) consolidated statements of income for the twelve months ended December 31, 2003 (audited), (ii) consolidated statements of cash flows for the twelve months ended December 31, 2003 (audited), (iii) consolidated balance sheet as of December 31, 2003 (audited), (iv) consolidated statements of income for the six months ended June 30, 2004 (unaudited), (v) consolidated statements of cash flows for the six months ended June 30, 2004 (unaudited) and (vi) the consolidated balance sheet as of June 30, 2004 (unaudited) (the "Company Balance Sheet"). The Company Financial Statements have been prepared in accordance with generally accepted auditing principles ("GAAP"), applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position and results of operations of the Company as of their respective dates and for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

            (b) The Company has no liability of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted, except liabilities (i) stated or adequately reserved against on the Company

Balance Sheet or the notes thereto, (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the Company Balance Sheet, (iii) incurred after the date of the Company Balance Sheet in the ordinary course of business consistent with the terms of this Agreement or (iv) which would not reasonably be expected to have a Company Material Adverse Effect.

      3.7 SEC Documents. The Company has filed or will file all SEC Documents (as defined below) on a timely basis. All of the SEC Documents (other than preliminary materials), as of their respective filing dates, complied or will comply in all material respects with all applicable requirements of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended and, in each case, the rules and regulations promulgated thereunder applicable to such SEC Documents. None of the SEC Documents, at the time of filing contained or will contain any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later SEC Documents filed and publicly available. As used herein, "SEC Documents" shall mean all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC on or after January 1, 2003 and prior to the Closing Date. No Subsidiary is subject to the reporting requirements of Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

      3.8 Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Company is a party or by which it is bound or, to the knowledge of the Company, to which any of its directors, officers, employees or agents, in such capacity, is a party or, to the knowledge of the Company, by which any of them is bound, and (ii) no actions, suits, investigations or proceedings pending against the Company, or, to the knowledge of the Company, against any of its directors, officers, employees or agents, in such capacity, or, to the knowledge of the Company, threatened against the Company or any of its directors, officers, employees or agents, in such capacity, at law or in equity, or before or by any federal, state or local commission, board, bureau, agency or instrumentality that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 3.8 and Section 3.9 below, any reference to the "Company" shall be deemed to include the Subsidiaries.

      3.9 Taxes.

            (a) The Company has paid, caused to be paid or accrued all federal, state, local, foreign and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipt taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, property taxes and environmental taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), required to be paid or accrued by it through the date hereof;

            (b) The Company has timely filed or requested an extension of the time to file all federal, state, local and foreign Tax returns required to be filed by it through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

            (c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

            (d) For all periods from its inception, the Company has qualified to be treated as a "real estate investment trust" (a "REIT") within the meaning of Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). For the periods described in the preceding sentence, the Company has met all requirements necessary to be treated as a REIT for purposes of the income Tax provisions of those states in which the Company is subject to income Tax and which provide for the taxation of a REIT in a manner similar to the treatment of REITs under Sections 856-860 of the Code.

            (e) Neither the Internal Revenue Service (the "IRS") nor any other governmental authority is now asserting by written notice to the Company or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes. There is no dispute or claim concerning any Tax liability of the Company either claimed or raised in writing by the IRS. There is no dispute or claim of a material nature concerning any Tax liability of the Company either claimed or raised in writing by any governmental authority other than the IRS, or, to the knowledge of the Company, which may be claimed or raised by any federal or state governmental authority. No written claim has ever been made by a Taxing authority in a jurisdiction where the Company does not file reports and returns asserting that the Company is or may be subject to Taxation by that jurisdiction.

      3.10 Full Disclosure. The representations of the Company contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein not misleading, and none of the information supplied or to be supplied by the Company for inclusion in the Consent Solicitation/Prospectus to be distributed to Target REIT Stockholders, pursuant to Section 5.3 hereof (the "Consent Solicitation/Prospectus") contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Date any event relating to the Company should occur that is required to be described in an amendment of or supplement to the Consent Solicitation/Prospectus, the Company shall, together with the Target REITS, prepare, file and disseminate such amendment or supplement. To the Company's knowledge, all of the representations and warranties of each of the Target REITs set forth in this Agreement are true and correct as of the date hereof.

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF THE TARGET REITS

            Each of the Target REITs individually represents and warrants to the Company that the statements contained in this Article 4 are true and correct as to itself, except as set forth in the disclosure schedules delivered at or prior to the execution hereof by each of the Target REITs to the Company (each, a "Target REIT Disclosure Schedule" and, collectively, the "Target REITs Disclosure Schedules"). Each Target REIT Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and letter paragraphs contained in this Article 4, and the disclosures in any paragraph of any Target REIT Disclosure Schedule shall also be deemed to qualify all other paragraphs in this
Article 4 with respect to that Target REIT. In the event that at the time of the execution of this Agreement the Company has knowledge that any of the representations or warranties of any Target REIT contained herein are not true and correct, such Target REIT shall not be deemed to be in breach of this Agreement in respect thereof, including without limitation for purposes of Sections 6(f) and 7.1(c) below.

      4.1 Due Organization; Authority.

            (a) The Target REIT is a corporation duly organized and validly existing under the laws of the State of Delaware. The Target REIT (i) has the authority to conduct its business as currently conducted and to own and operate the properties that it now owns and operates, and (ii) is duly licensed or qualified to do business in, and is in good standing under the laws of, all jurisdictions in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, assets, prospects, results of operations or financial condition of the Target REIT (a "Target REIT Material Adverse Effect").

            (b) The Target REIT has provided the Company and each other Target REIT with a true and complete copy of its certificate of incorporation and bylaws, each as amended to date.

      4.2 Authorization; Validity; Effect of Agreement.

            (a) The Target REIT has all requisite power, authority and legal right to enter into this Agreement and to consummate the Mergers. The execution and delivery of this Agreement by the Target REIT and, subject to the approval of this Agreement by its Target REIT Stockholders, the consummation by the Target REIT of its Merger have been duly authorized by all necessary corporate action on the part of the Target REIT, and this Agreement is a legal, valid and binding obligation of the Target REIT, enforceable against the Target REIT in accordance with its terms.

      4.3 Financial Statements.

            (a) The Target REIT has previously delivered or made available to the Company the following financial statements (collectively, the "Target REIT Financial Statements"): (i) statement of income from date of inception through December 31, 2003 (audited); (ii) statement of cash flows from date of inception through December 31, 2003 (audited), (iii) a statement of income for the six months ended June 30, 2004 (unaudited), (iv) a statement of cash flows for the six months ended June 30, 2004 and (v) a balance sheet as of June 30, 2004 (unaudited) (the "Target REIT Balance Sheet"). The Target REIT Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position and results of operations of the Target REIT as of their respective dates and for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

            (b) The Target REIT has no liability of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted, except liabilities (i) stated or adequately reserved against on the Target REIT Balance Sheet or the notes thereto, (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the Target REIT Balance Sheet, (iii) incurred after the date of the Target REIT Balance Sheet in the ordinary course of business consistent with the terms of this Agreement or (iv) which would not reasonably be expected to have a Target REIT Material Adverse Effect.

      4.4 Contracts and Commitments. The Target REIT has delivered or made available to the Company a correct and complete copy of each contract to which the Target REIT is a party that is material to the Target REIT (each a "Target REIT Material Contract"). Each Target REIT Material Contract is in full force and effect and neither the Target REIT nor, to the knowledge of the Target REIT, the other party thereto is in breach or default thereunder, other than breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Target REIT Material Adverse Effect.

      4.5 No Violation.

            (a) Neither the execution and delivery by the Target REIT of this Agreement, nor the consummation by the Target REIT of its Merger and compliance by the Target REIT with the provisions hereof, will: (i) conflict with or violate any provision of its certificate of incorporation or bylaws; (ii) require on the part of the Target REIT any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except (x) the filing of the Certificates of Merger or (y) where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not reasonably be expected to have a Target REIT Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Target REIT is a party or by which the Target REIT is bound or to which any of its assets is subject, except for (A) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Target REIT Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (B) any notice, consent or waiver the absence of which would not have a Target REIT Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iv) result in the imposition of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) upon any property or assets of the Target REIT; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Target REIT or any of its properties or assets.

            (b) Except as expressly contemplated by this Agreement, no other action is required to be taken by the Target REIT to permit the execution, delivery and performance of (i) this Agreement, (ii) all other documents and certificates expressly contemplated hereby, and (iii) the Mergers, and no consent or approval of any third party or governmental authority is or was required or appropriate in connection with the execution of this Agreement, or to consummate the transactions expressly contemplated hereunder, except such as have been obtained or will be obtained prior to the Closing.

      4.6 Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Target REIT is a party or by which it is bound or, to the knowledge of the Target REIT, to which any of its directors, officers, employees or agents, in such capacity, is a party or, to the knowledge of the Target REIT, by which any of them is bound, and (ii) no actions, suits, investigations or proceedings pending against the Target REIT, or, to the knowledge of the Target REIT, against any of its directors, officers, employees or agents, in such capacity, or, to the knowledge of the Target REIT, threatened against the Target REIT or any of its directors, officers, employees or agents, in such capacity, at law or in equity, or before or by any federal, state or local commission, board, bureau, agency or instrumentality that would, individually or in the aggregate, reasonably be expected to have a Target REIT Material Adverse Effect.

      4.7 Title to Assets. The Target REIT has good and marketable title to the assets reflected in the most recent Target REIT Balance Sheet and will hold good and marketable title to such assets, and any assets acquired by the Target REIT prior to the Effective Time, except for assets disposed of in the ordinary course of business (which assets do not include its Property) and except as the failure of the Target REIT to have such good and marketable title is not, in the aggregate, material to the Target REIT. The assets reflected on the Target REIT Balance Sheet include its Property. Except as otherwise disclosed in the Target REIT Balance Sheet or related notes accompanying it, all the assets referred to in the first sentence of this Section 4.7 are owned free and clear of any and all material adverse claims, security interests, charges or other encumbrances or restrictions of every nature, except liens for current taxes not yet due and payable or landlords' liens as provided for in the relevant leases, or by applicable law.

      4.8 Real Property.

            With respect to each parcel of Property owned by the Target REIT:

            (a) the Target REIT has good and clear record and marketable title to such parcel, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not impair the uses, occupancy or value of such parcel for its existing use as an office building or warehouse/distribution center, as the case may be (the "Intended Uses");

            (b) there are no (i) pending or, to the knowledge of the Target REIT, threatened condemnation proceedings relating to such parcel, (ii) pending or, to the knowledge of the Target REIT, threatened litigation or administrative actions relating to such parcel, or (iii) other matters affecting adversely the Intended Uses or, occupancy or value thereof;

            (c) the legal description for such parcel contained in the deed thereof describes such parcel fully and adequately; the buildings and improvements for the Intended Uses is permitted under applicable zoning and land use laws, and such buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of setback requirements applicable to them, zoning laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and such parcel is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

            (d) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Target REIT and those tenants under leases described in Section 4.9) the right of use or occupancy of any portion of such parcel, except for leases, subleases, licenses or agreements which do not impair the Intended Uses;

            (e) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein;

            (f) all facilities located on such parcel are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the Intended Uses and in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel;

            (g) such parcel abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel;

            (h) the Target REIT has received no notice of any, and, to the knowledge of the Target REIT, there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the parcels;

            (i) the improvements constructed on the parcels are in good condition and proper order, free of material roof leaks, untreated material insect infestation, and material construction defects, and all mechanical and utility systems servicing such improvements are in good condition and proper working order, free of material defects; and

            (j) each parcel is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies or facilities as to which a permanent, irrevocable appurtenant easement exists benefiting such parcel granting the use of such facilities) located on any other property (i) to fulfill any zoning, building code or other municipal or governmental requirement, (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or
(iii) to fulfill the requirements of any lease. No building or other improvement not included in the parcels relies on any part of the parcels to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities except with respect to utility or storm water facilities pursuant to recorded easement agreements or declarations of common easements the use of which do not impair the Intended Uses. Each of the parcels is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

      4.9 Real Property Leases. The Target REIT has delivered or made available to the Company complete and accurate copies of the leases and subleases (as amended to date) of its Property. With respect to each such lease and sublease:

            (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

            (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time;

            (c) neither the Target REIT nor, to the knowledge of the Target REIT, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Target REIT, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Target REIT or, to the knowledge of the Target REIT, any other party under such lease or sublease;

            (d) the Target REIT has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sublease-hold that have not been discharged; and

            (e) the Target REIT is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Target REIT of the property subject thereto.

      4.10 Compliance with Laws; Permits; Environmental Matters.

            (a) The Target REIT has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that do not and will not, individually or in the aggregate, have a Target REIT Material Adverse Effect. There is no pending or, to the knowledge of the Target REIT, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), relating to any Environmental Law involving the Target REIT, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that will not, individually or in the aggregate, have a Target REIT Material Adverse Effect. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

            (b) There have been no releases in violation of Environmental Laws of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Target REIT. With respect to any such releases of Materials of Environmental Concern, the Target REIT has given all required notices to Governmental Entities (copies of which have been provided to the Company). The Target REIT is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Target REIT that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Target REIT. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

            (c) A complete and accurate copy of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Target REIT (whether conducted by or on behalf of the Target REIT or a third party, and whether done at the initiative of the Target REIT or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Target REIT has possession of or access to has been provided or made available to the Company.

            (d) The Target REIT is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Target REIT.

      4.11 Taxes.

            (a) The Target REIT has paid, caused to be paid or accrued all federal, state, local, foreign and other Taxes, required to be paid or accrued by it through the date hereof;

            (b) The Target REIT has timely filed or requested an extension of the time to file all federal, state, local and foreign Tax returns required to be filed by it through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

            (c) The Target REIT has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

            (d) For all periods since its inception, the Target REIT has qualified to be treated as a REIT within the meaning of Sections 856-860 of the Code. For the periods described in the preceding sentence, the Target REIT has met all requirements necessary to be treated as a REIT for purposes of the income Tax provisions of those states in which the Target REIT is subject to income Tax and which provide for the taxation of a REIT in a manner similar to the treatment of REITs under Sections 856-860 of the Code.

            (e) Neither the IRS nor any other governmental authority is now asserting by written notice to the Target REIT or, to the knowledge of the Target REIT, threatening to assert against the Target REIT any deficiency or claim for additional Taxes. There is no dispute or claim concerning any Tax liability of the Target REIT either claimed or raised in writing by the IRS. There is no dispute or claim of a material nature concerning any Tax liability of the Target REIT either claimed or raised in writing by any governmental authority other than the IRS, or, to the knowledge of the Target REIT, which may be claimed or raised by any federal or state governmental authority. No written claim has ever been made by a Taxing authority in a jurisdiction where the Target REIT does not file reports and returns asserting that the Target REIT is or may be subject to Taxation by that jurisdiction.

            (f) Each of the representations set forth in Exhibit C is true, accurate and complete.

      4.12 No Existing Discussions. As of the date of this Agreement, no Target REIT is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.5(b).

      4.13 Full Disclosure. The representations of the Target REIT contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein not misleading, and none of the information supplied or to be supplied by the Target REIT for inclusion in the Consent Solicitation/Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Date any event relating to the Target REIT should occur that is required to be described in an amendment of or supplement to the Consent Solicitation/Prospectus, the Target REIT promptly shall inform the Company and assist in the preparation, filing, dissemination of such amendment or supplement.

ARTICLE 5   COVENANTS AND ADDITIONAL AGREEMENTS

      5.1 Conduct of Business. Prior to the Effective Time, or the earlier termination of this Agreement, the Company and each Target REIT shall (i) carry on its business in the ordinary course in substantially the same manner as previously conducted, (ii) use its reasonable efforts to preserve intact its present business organization and goodwill, (iii) maintain permits, licenses and authorizations, (iv) preserve its relationships with third parties and (v) take all actions necessary to continue to qualify as a REIT, including, without limitations, the payment of dividends.

      5.2 Other Actions. Neither the Company, any Acquisition Subsidiary nor any Target REIT shall take or omit to take any action that would result in any of the representations and warranties of the Company, such Acquisition Subsidiary or such Target REIT, respectively, made in or pursuant to this Agreement becoming untrue or incomplete, in any of the covenants and agreements of the Company, such Acquisition Subsidiary or such Target REIT, respectively, being breached, or in any of the conditions to the Closing not being satisfied; provided, however, that nothing in this Agreement shall be construed to prohibit or restrict the ability of the Company or any Target REIT to declare and/or pay, consistent with past practice and custom, to the Company Stockholders or the Target REIT Stockholders, as the case may be, dividends in respect of operations (collectively, the "Dividends") through the Closing Date, each in accordance with the terms of the distributing entity's organizational documents, each as amended to date; provided, further, that upon the Effective Date, the Company shall assume the obligation to pay any dividend declared but not paid by a Target REIT prior to the Effective Date.

      5.3 Approval of Target REIT Stockholders. Promptly following the execution of this Agreement, the Company, together with the Target REITs, shall prepare and the Company shall file a Consent Solicitation/Prospectus with the SEC, and the Target REITs shall as promptly as practicable following the effectiveness of the Company's registration statement on Form S-4 distribute the Consent Solicitation/Prospectus to the Target REIT Stockholders, asking the Target REIT Stockholders to vote upon the adoption of this Agreement and the Mergers. Except as permitted by Section 5.5 below, (a) the Consent Solicitation/Prospectus shall contain the recommendation of the Target Boards of Directors that the Target REIT Stockholders approve the adoption of this Agreement and the Mergers and (b) each of the Target REITs, subject to and in accordance with applicable law, shall use its respective reasonable best efforts to obtain such approval described in this Section 5.3, including without limitation, by timely mailing the Consent Solicitation/Prospectus to the Target REIT Stockholders of its respective corporation. . The Company agrees (i) to vote or cause to be voted any shares of Target REIT capital stock owned by the Company, including without limitation any shares of Target REIT capital stock owned by a Subsidiary of the Company, in favor of Mergers and the adoption of this Agreement and the Mergers and (ii) to not transfer or cause or allow to be transferred any such shares from the date hereof until following the earlier of the Effective Time or the termination of this Agreement.

      5.4 Consents and Approvals. The Company and the Target REITs shall each use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary consents, waivers, approvals, authorizations and orders and to make all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

      5.5 No Solicitation.

            (a) Except as set forth in this Section 5.5, no Target REIT shall, nor shall any of them authorize or permit any of their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") to, directly or indirectly:

                  (i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation (A) approving any transaction under
Section 203 of the DGCL that would require such approval in the absence of Article TENTH of such Target REIT's charter, (B) approving any person becoming an "interested stockholder" under Section 203 of the DGCL that would require such approval in the absence of Article TENTH of such Target REIT's charter and
(C) amending or granting any waiver or release under any standstill or similar agreement with respect to any Target Stock; or

                  (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to the adoption of this Agreement by the respective Target REIT Stockholders (the "Specified Time"), the Target REITs may, to the extent necessary to act in a manner consistent with the respective fiduciary obligations of the Target Board of Directors, as determined in good faith by such respective Target Board of Directors, after consultation with outside counsel, in response to a Superior Proposal that did not result from a breach by the respective Target REIT of this Section 5.5, and subject to compliance with Section 5.5(c), (x) furnish information with respect to such Target REIT to the person making such Superior Proposal and its Representatives pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.5(a) by any Representative of any Target REIT, whether or not such person is purporting to act on behalf of a Target REIT or otherwise, shall be deemed to be a breach of this Section 5.5(a) by the respective Target REIT.

            (b) No Target REIT Board of Directors nor any committee thereof shall:

                  (i) except as set forth in this Section 5.5, withdraw or modify, or publicly (or in a manner designed to become public) propose to withdraw or modify, in a manner adverse to the Company or any other Target REIT, its approval or recommendation with respect to the adoption of this Agreement and approval of the Mergers contemplated hereby;

                  (ii) cause or permit its Target REIT to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.5(a) entered into in the circumstances referred to in Section 5.5(a)); or

                  (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, a Target REIT Board of Directors may, in response to a Superior Proposal that did not result from a breach by such Target REIT of this Section 5.5, withdraw or modify its recommendation with respect to the adoption of this Agreement and approval of the Mergers contemplated hereby if such Target REIT Board of Directors determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the fifth business day following receipt by the Company of written notice advising it that such Target Board of Directors desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Nothing in this Section 5.5 shall be deemed to (A) permit any Target REIT to take any action described in clauses (ii) or (iii) of the first sentence of this Section 5.5(b), (B) affect any obligation of the Company or the Target REITs under this Agreement or (C) limit a Target REITs' respective obligation to solicit consents from its Target REIT Stockholders, regardless of whether such Target REIT Board of Directors has withdrawn or modified its recommendation.

            (c) Each Target REIT shall immediately advise the Company and the other Target REITs orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. No Target REIT shall provide any information to or participate in discussions or negotiations with the person or entity making any Superior Proposal until five business days after such Target REIT has first notified the Company and the other Target REITs of such Acquisition Proposal as required by the preceding sentence. The Target REIT receiving an Acquisition Proposal shall (i) keep the Company and the other Target REITs fully informed, on a reasonably current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the Company and the other Target REITs as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Target REIT receiving an Acquisition Proposal from any third party in connection with any Acquisition Proposal or sent or provided by such Target REIT to any third party in connection with any Superior Proposal, and
(iii) if the Company shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Target REIT receiving a Superior Proposal shall furnish a copy of such information to the Company and the other Target REITs.

            (d) Each Target REIT shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Each Target REIT shall use commercially reasonable efforts to have all copies of all nonpublic information it and its Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to such Target REIT as soon as possible.

            (e) For purposes of this Agreement:

                  "Acquisition Proposal" means, with respect to any Target REIT,
(i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving such Target REIT, (ii) any proposal for the issuance by such Target REIT of over 10% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of such Target REIT, in each case other than the Mergers contemplated by this Agreement.

                  "Superior Proposal" means, with respect to any Target REIT, any unsolicited, bona fide written proposal made by a third party to acquire substantially all of the equity securities or assets of such Target REIT, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which such Target REIT's Board of Directors determines in its good faith judgment to be more favorable from a financial point of view to the stockholders of such Target REIT than the transactions contemplated by this Agreement (after taking into account the written opinion with respect thereto of a nationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either the Company or such the Target REIT to amend the terms of this Agreement) and (ii) that in the good faith judgment of the Target REIT Board of Directors is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

ARTICLE 6   CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGERS.

            The respective obligations of the parties hereto to consummate the Mergers pursuant to the terms of this Agreement are subject to satisfaction of the following conditions precedent on or prior to the Closing Date. In the event that one or more of these conditions are not satisfied on or prior to the Closing Date, the party or parties whose obligations hereunder are subject to the satisfaction of such condition or conditions may either elect to terminate this Agreement or waive the satisfaction of such condition. The conditions are:

            (a) this Agreement and the Mergers shall have been approved by the holders of a majority of the shares of Target Stock of each Target REIT other than a Target REIT with respect to which this Agreement has been terminated in accordance with Section 8.2(b);

            (b) all necessary consents, waivers, approvals, authorizations or orders required to be obtained and the making of all filings required to be made by any of the parties for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated thereby shall have been obtained or made, as the case may be, on or prior to (and remaining in effect at) the Closing Date;

            (c) FSP Corp. and each of the Target REITs shall have received, on or prior to the Closing Date, an opinion from Wilmer Cutler Pickering Hale and Dorr LLP to the effect that each Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and confirming that, to the extent the matters discussed under the heading "Material United States Federal Income Tax Considerations" in the Consent Solicitation/Prospectus constitute matters of law, they are accurate in all material respects (it being agreed that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be satisfied if another nationally recognized law firm renders such opinion, and that the Company and the Target REITs shall use their respective reasonable best efforts to obtain the opinion required by this subsection). Each of the Company and each Target REIT agrees to provide customary representations to Wilmer Cutler Pickering Hale and Dorr LLP (or such other law firm) in connection with the issuance of such opinion;

            (d) either the President and Chief Executive Officer or the Vice President and Chief Operating Officer of the Company shall have delivered to each of the Target REITs a certificate on behalf of the Company, dated as of the Closing Date, to the effect that there have been no material adverse changes in the financial condition of the Company between the date of the most recent Company Financial Statements and the Closing Date, and the President of each of the Target REITs shall have delivered to the Company a certificate on behalf of each Target REIT, each dated as of the Closing Date, to the effect that there have been no material adverse changes in the financial condition of such Target REIT between the date of the most recent Target REIT Financial Statements for such Target REIT and the Closing Date;

            (e) there shall have been no statute, rule, order or regulation enacted or issued by the United States or any State thereof, or by a court, that prohibits the consummation of the Mergers; and

            (f) the representations set forth in Section 3 and Section 4 hereof are true and complete in all material respects; provided, however, that the party whose representation was not true and correct shall have no right to not consummate the Closing as a result thereof.

      The conditions described in clause (b) above, may be waived by either the Company or the Target REITs, as the case may be, in whole or in part if, in the opinion of either the Company or the Target REITs, as the case may be, such waiver does not materially affect the terms of the transaction, which waiver shall not be unreasonably withheld.

ARTICLE 7   TERMINATION AND WAIVER

      7.1 Termination. This Agreement may be terminated, and the Mergers may be abandoned, at any time before the Closing Date, notwithstanding approval of the Mergers by the Target REIT Stockholders: (a) by the mutual written consent of the parties;

            (b) by the Company or any Target REIT if the Mergers have not been consummated by March 30, 2005 (which date may be extended by mutual agreement of the parties);

            (c) by the Company or any Target REIT if the conditions to the Mergers set forth in Article 6 of this Agreement are not satisfied or waived on the Closing Date; provided, however, that in the event of the failure of the conditions set forth in clause (g) of Article 6, the party whose representation was not true and correct shall have no right to terminate this Agreement as a result thereof;

            (d) by the Company or any Target REIT, in the instance where the Target REIT has received a Superior Proposal and the respective Target REIT Board of Directors has withdrawn or modified its approval or recommendation with respect to the adoption of this Agreement and approval of the Mergers contemplated hereby, if at a meeting of Target REIT Stockholders (including any adjournment or postponement thereof) or pursuant to a written consent in lieu of a meeting, as contemplated by Section 5.3 above, the requisite vote of such stockholders to adopt this Agreement and approve the Mergers contemplated hereby shall not have been obtained within 75 days of mailing of the Consent Solicitation/Prospectus.

      If a casualty occurs with respect to the Property owned by a particular Target REIT, the Company Board has the right to terminate the Agreement with respect to such Target REIT and to consummate the Mergers with the remaining Target REITs as provided in Section 8.2(b) hereof. In addition, the Company Board has the right to terminate this Agreement with respect to a Target REIT if
(i) after the receipt by any Target REIT of an Acquisition Proposal, if the Company requests that such Target REIT Board of Directors reconfirm its recommendation of this Agreement or the Merger with the respective Target REIT and such Target REIT Board of Directors fails to do so within five business days after its receipt of the Company's request or (ii) such Target REIT Board of Directors (or any committee thereof) shall have approved or recommended to its Target REIT Stockholders an Acquisition Proposal.

      7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall become void and there shall be no liability or obligation on the part of any party hereto or its respective affiliates, partners, directors or officers, except (i) with respect to payment of expenses as described in Section 8.3 and (ii) to the extent that such termination results from the willful breach of a party hereto of any of its representations, warranties, covenants or agreements made in or pursuant to this Agreement.

      7.3 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or made in connection herewith, and (iii) waive compliance with any of the agreements of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      7.4 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Closing Date.

ARTICLE 8   MISCELLANEOUS

      8.1 Assignment. The Company may not assign its rights or obligations under this Agreement without the consent of the applicable Target REIT. None of the Target REITs may assign their rights or obligations under this Agreement.

      8.2 Risk of Loss.

            (a) Risk of loss or damage to the assets owned by each Target REIT (the "Assets") by condemnation, eminent domain or similar proceedings (or deed in lieu thereof), or by fire or any other casualty, from the date hereof through the Closing Date, will be on the Target REIT owning such Assets, and thereafter will be on the Combined Company.

            (b) In the event of loss or damage to the Assets that occurs prior to the Closing Date, the applicable Target REIT shall use its commercially reasonable efforts to effect a timely cure of such loss or damage prior to the Closing Date. If the Target REIT is unable to effect such a timely cure, the Target REIT shall so notify the Company, and thereafter, if such loss or damage results in a Target REIT Material Adverse Effect, the Company and such Target REIT shall use good faith efforts to amend this Agreement (without the need to obtain the consent of any other Target REIT) to (A) reflect a decrease in the amount of Merger Consideration to be issued with respect to the Target Stock of such Target REIT based on such loss or damage and (B) extend the term of this Agreement as reasonably necessary taking into account all financial, regulatory, legal and other aspects of such amendment to this Agreement, including, but not limited to, the need to resolicit the stockholders of such Target REIT with respect to participation in the Mergers with the Merger Consideration adjusted to reflect such loss or damage and consummate the Merger with such Target REIT as soon as practicable thereafter; provided, however, that in the event the Company and such Target REIT, after a good faith effort, cannot agree on a decrease in the amount of Merger Consideration to be issued with respect to the

Target Stock of such Target REIT based on such loss or damage within a reasonable period of time following notice of such loss or damage, the Company shall have the unilateral right to amend this Agreement to terminate this agreement with respect to such Target REIT and consummate the Mergers with the other Target REITS.

      8.3 Fees and Expenses. The costs associated with each independent third-party appraisal of the fair market value of each Target REIT's real estate ("Appraisal") obtained by the respective Target Boards of Directors shall be paid by the Target REIT owning the real estate that is the subject of the Appraisal. The costs associated with investment banking advice and each fairness opinion of each Target REIT (the "Fairness Opinions") obtained by the respective Target Boards of Directors shall be paid by the Target REIT receiving such advice and Fairness Opinion. The fees and expenses of each Target REIT's legal counsel shall be paid by the respective Target REIT. All other expenses related to the Mergers and the transactions contemplated hereby, including, without limitation, consulting, legal, accounting and administrative expenses, shall be paid by the Company.

      8.4 Entire Agreement; Modifications; Amendments.

            (a) This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Except as expressly otherwise provided herein, neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

            (b) Subject to applicable law, this Agreement may be amended by the Company and the Target REITs at any time prior to the filing of the Certificates of Merger with the Secretary of State of the State of Delaware; provided, however, that after approval by Target REIT Stockholders as provided in Section 6 above, without further approval of the Target REIT Stockholders of such Target REIT, no amendment may be made that alters or changes (i) the amount or kind of Merger Consideration which the Target REIT Stockholders in such Target REIT shall be entitled to receive, (ii) the certificate of incorporation or bylaws of such Target REIT or (iii) the terms and conditions of this Agreement, if such alteration or change would have a material adverse effect on such Target REIT Stockholders.

      8.5 Notices. All notices, demands or other writings in this Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other may be given personally or may be delivered by depositing the same in the U.S. mail, certified, return receipt requested, postage prepaid or by delivering the same to an air courier service, postage prepaid, properly addressed and sent to the address of such party as set forth below, or such other address as either party may from time to time designate by written notice to the other. Notice given by mail shall be considered effective upon the expiration of five business days after deposit. Notice given in any other manner shall be effective only if and when received by the addressee.

      If to the Company:

            Franklin Street Properties Corp.
            401 Edgewater Place, Suite 200
            Wakefield, Massachusetts 01880
            Attention: George J. Carter
            President and Chief Executive Officer
            Fax: (800) 950-6288

      with a copy to:

            Wilmer Cutler Pickering Hale and Dorr LLP
            60 State Street
            Boston, Massachusetts 02109
            Attention: Kenneth A. Hoxsie, Esq.
            Fax: (617) 526-5000

      If to a Target REIT:

            c/o Franklin Street Properties Corp.
            401 Edgewater Place, Suite 200
            Wakefield, Massachusetts 01880
            Attention: William W. Gribbell and R. Scott
            MacPhee, Members of the Special Committee of the Board of Directors
            Fax: (800) 950-6288

      with a copy to:

            Gehrke, Gish & Umana LLP
            Two Faneuil Hall Marketplace
            South Market Building, 4th Floor
            Boston, Massachusetts 02109
            Attention: William S. Gehrke, Esq.
            Fax: (617) 507-8177

      8.6 Interpretation. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

      8.7 Captions. The captions used in this Agreement are for convenience only and shall not be deemed to construe or to limit the meaning of the language of this Agreement.

      8.8 Counterparts. This Agreement may be executed in any number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall collectively constitute one agreement, but in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

      8.9 Binding Effect. Subject to the restrictions on assignment contained in
Section 8.1 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

      8.10 Attorneys' Fees. Subject to the requirements of Section 8.12 hereof, should any party hereto employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach hereof, the nonprevailing party or parties in any action pursued in courts of competent jurisdiction (the finality of which action is not legally contested) agrees to pay to the prevailing party or parties all reasonable costs, damages and expenses, including attorneys' fees, expended or incurred in connection therewith; provided, however, that if more than one item is disputed and the final decision is against each party as to one or more of the disputed items, then such costs, expenses and attorneys' fees shall be apportioned in accordance with the monetary values of the items decided against each party.

      8.11 No Waiver; Severability. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, and shall in no way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. If any provision of this Agreement, or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties as contained herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

      8.12 No Joint and Several Liability. If one of the Target REITs defaults under, or is in breach of, any of its representations, warranties or covenants contained in this Agreement, such Target REIT shall be accountable to the Company and shall be liable for the damages caused by such default or breach to the extent provided in Section 7.2 hereof. Each Target REIT hereunder has undertaken obligations and made representations, warranties, disclosures and covenants herein and in and pursuant to the exhibits hereto solely with respect to itself and the Property owned by it. Nothing contained herein, however, is intended to make any of the Target REITs jointly and severally liable for the default or breach by any of the other Target REITs, and with respect to any such default and breach such shall be solely the obligation and responsibility of the Target REIT responsible for the default or breach, and no Target REIT shall be liable to any other Target REIT hereunder.

      8.13 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.




                  [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties as of the date first set forth above.


                                      COMPANY:

                                      FRANKLIN STREET PROPERTIES CORP.

                                      By: /s/ George J. Carter
                                          ------------------------
                                          Name: George J. Carter
                                          Title: President and Chief
                                                 Executive Officer


                                      ACQUISITION SUBSIDIARIES:


                                      MONTAGUE ACQUISITON CORP.

                                      By: /s/ George J. Carter
                                          ------------------------
                                          Name: George J. Carter
                                          Title: President


                                      ADDISON CIRCLE ACQUISITION CORP.

                                      By: /s/ George J. Carter
                                          ------------------------
                                          Name: George J. Carter
                                          Title: President


                                      ROYAL RIDGE ACQUISITION CORP.

                                      By: /s/ George J. Carter
                                          ------------------------
                                          Name: George J. Carter
                                          Title: President


                                      COLLINS CROSSING ACQUISITION CORP.

                                      By: /s/ George J. Carter
                                          ------------------------
                                          Name: George J. Carter
                                          Title: President

                                  TARGET REITS:

                                      FSP MONTAGUE BUSINESS CENTER CORP.

                                      By: /s/ George J. Carter
                                          ------------------------
                                          Name: George J. Carter
                                          Title: President


                                      FSP ADDISON CIRCLE CORP.

                                      By: /s/ George J. Carter
                                          ------------------------
                                          Name: George J. Carter
                                          Title: President


                                      FSP ROYAL RIDGE CORP.

                                      By: /s/ George J. Carter
                                          ------------------------
                                          Name: George J. Carter
                                          Title: President


                                      FSP COLLINS CROSSING CORP.

                                      By: /s/ George J. Carter
                                          ------------------------
                                          Name: George J. Carter
                                          Title: President

                                    Exhibit A


Name and Address                             Property
----------------                             --------

FSP MONTAGUE BUSINESS CENTER CORP.           Office/R&D Building in San Jose, CA
2730-2760 Junction Ave
404-410 East Plumeria Drive
San Jose, CA 95134

FSP ADDISON CIRCLE CORP.                     Office Building in Addison, TX
15601 N. Dallas Parkway
Dallas, Tx 75001

FSP ROYAL RIDGE CORP.                        Office Building in Alpharetta, GA
11690 Great Oaks Way
Alpharetta, Ga. 30022

FSP COLLINS CROSSING CORP.                   Office Building in Richardson, TX
1500 & 1600 Greenville Ave
Richardson, Tx 75080

                                    Exhibit B


                                                   Shares of Common Stock for
Name                                               each Share of Target Stock
----                                               --------------------------

FSP MONTAGUE BUSINESS CENTER CORP.                         5,649.72
FSP ADDISON CIRCLE CORP.                                   5,948.67
FSP ROYAL RIDGE CORP.                                      6,055.79
FSP COLLINS CROSSING CORP.                                 6,167.63

                                    Exhibit C

Each Target REIT hereby makes the representations set forth below, which such Target REIT understands will be relied upon by Wilmer Cutler Pickering Hale and Dorr LLP in rendering a legal opinion with respect to the discussion set forth under "Material United States Federal Income Tax Considerations" in the Consent Solicitation/Prospectus. Notwithstanding anything to the contrary that may be expressed or implied herein, each Target REIT makes no representations regarding any matter for any periods commencing on or after the Effective Time (as defined in the Agreement). Each Target REIT has made or has caused to be made such investigations as are necessary to certify the accuracy of the information set forth herein. To the extent the representations and statements in this letter involve matters of law, each Target REIT acknowledges that Gehrke, Gish & Umana LLP and Wilmer Cutler Pickering Hale and Dorr LLP has reviewed such matters with it.

1. The Target REIT has operated in accordance with (a) the Certificate of Incorporation of the Target REIT, as amended through the date hereof (the "Certificate of Incorporation"), (b) the By-Laws of the Target REIT as amended through the date hereof, (c) the applicable state law under which the Target REIT is organized, and (d) the representations in this Exhibit.

2. The Target REIT is not a bank (within the meaning of Section 581 of the Internal Revenue Code of 1986, as amended (the "Code")), financial institution (described in Section 591 of the Code), small business investment company operating under the Small Business Act of 1958, business development corporation (within the meaning of Section 582(c)(2)(B) of the Code) or insurance company (subject to Subchapter L of Subtitle A, Chapter 1 of the Code).

3. The Target REIT's taxable year for federal income tax purposes is the calendar year. The Target REIT made the election specified in Section 856(c) of the Code to be a real estate investment trust ("REIT") under the Code, effective for its first taxable year. The Target REIT's election to be taxed as a REIT has not been revoked or terminated.

4. For each taxable year after its first taxable year, (A) the beneficial ownership of the Target REIT has been held by 100 or more persons for at least 335 days for a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months), and (B) at no time during the last half of such taxable year has more than 50% in value of the Target REIT's outstanding stock been owned, directly or indirectly (taking into account the constructive ownership rules applicable under Section 542 of the Code as modified by Section 856(h) of the Code) by or for five or fewer individuals. Compliance with the 100 person test set forth in (A) above shall be determined in accordance with the Investment Company Act of 1940 by disregarding the ownership of shares by any person who (i) acquired such shares as a gift or bequest pursuant to a legal separation or divorce; (ii) is the estate of any person making such transfer to the estate; or (iii) is a company established exclusively for the benefit of (or wholly owned by) either the person making such transfer or a person described in (i) or (ii).

5. The Target REIT at all times has been managed by one or more trustees or directors, and the beneficial ownership in the Target REIT has been evidenced by transferable shares.

6. With the exception of the restrictions imposed on the transfers of the Target REIT capital stock under the Certificate of Incorporation, there are no restrictions on the transfer of the Target REIT's capital stock, other than restrictions imposed by applicable securities law.

7. At least 75% of the gross income of the Target REIT for each of its taxable years consisted of amounts from the following sources:

            (A) Rents from real property.

                  (i) Rents from real property shall include the following:

                        (a) Rents from interests in real property;

                        (b) Rent attributable to personal property leased under, or in connection with, a lease of real property, but only if the rent attributable to such personal property for the taxable year does not exceed 15% of the total rent received for the real and personal property under the lease (determined by the ratio of the average of the "adjusted bases" of the personal property subject to the lease at the beginning and end of the year to the average of the total "adjusted bases" of all property subject to the lease at the beginning and end of the year); and

                        (c) Charges for services customarily furnished or rendered in connection with the rental of real property, whether or not separately stated.

                  (ii) Rents from real property shall exclude the following:

                        (a) Amounts received or accrued for, or in connection with, the use of real property (or deemed to be for use of real property under Code Section 856(d)), the determination of which depends in whole or in part on the income or profits derived by any person from such property (except such amounts as may be based on a fixed percentage or percentages of receipts or sales if such rental provisions conform with normal business practice and are not used as a means to allow the Target REIT to receive rents that depend in whole or in part on the income or profits derived by any person from the property);

                        (b) Amounts received or accrued from any person in which the Target REIT owns (A) in the case of a corporation, 10% or more of the combined voting power of all classes of stock entitled to vote (and for taxable years beginning after December 31, 2000, 10% or more of the total value of shares of all classes of stock), or (B) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity. For purposes of this paragraph, ownership will be determined by taking into account the attribution rules of Code Section 318 (as modified by Code Section 856(d)(5));

                        (c) Any "impermissible tenant service income." For this purpose, "impermissible tenant service income" generally shall include all income received from a tenant if the Target REIT (directly or indirectly) provides services to the tenant that (i) are not customarily rendered in connection with the rental of space for occupancy only and (ii) are rendered primarily for the convenience of the tenant; provided, however, that if the greater of (X) the income derived from all such services to the tenant or (Y) 150% of the cost of providing such services to the tenant is less than 1% of the income received by the Target REIT with respect to the property in which the tenant leased space, only such greater amount shall be treated as impermissible tenant service income; and provided further, however, that no income from the tenant shall be treated as impermissible tenant service income if the impermissible services are performed by an "independent contractor" within the meaning of Section 856(d)(3) of the Code from whom the Target REIT derives no income.

            (B) Interest received or accrued that is attributable to obligations held by the Target REIT that are secured by mortgages on real property or on interests in real property;

            (C) Gain realized upon the sale of real property (other than assets or portions thereof considered to be stock in trade, included in inventory or held for sale to customers in the ordinary course of a trade or business ("Dealer Property"));

            (D) Dividends and gain from the sale or other disposition of transferable interests in other real estate investment trusts other than interests that were Dealer Property;

            (E) Abatements and refunds of real property taxes;

            (F) Income and gain derived from "foreclosure property" (as defined in Section 856(e) of the Code);

            (G) Amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any other person) received or accrued as consideration for entering into agreements (X) to make loans secured by mortgages on real property or on interests in real property or
      (Y) to purchase or lease real property;

            (H) Gain from the sale or other disposition of real estate assets that are Dealer Properties but which dispositions are excluded from "prohibited transactions" as a result of Section 857(b)(6) (exempting certain sales of real estate assets if held for at least four years); and

            (I) "Qualified temporary investment income" as defined in Section 856(c)(5)(D) of the Code.

8. At least 95% of the gross income of the Target REIT for each of its taxable years consisted of amounts from the following sources:

            (A) Income specified in Sections 7(A) through (I) hereof;

            (B) Dividends;

            (C) Interest; and

            (D) Gain from the sale or other disposition of stock and securities other than Dealer Property.

9. The Target REIT was incorporated in a taxable year beginning after August 5, 1997.

10. During each of the Target REIT's taxable years, at least 75% of the total value of the assets of the Target REIT has consisted of the following types of assets:

            (A) Land;

            (B) Buildings, including wiring, plumbing systems, elevators, escalators, and other structural components thereof, but not including any personal property associated with such real property (such as furnishings, appliances, draperies, equipment, machinery, etc.);

            (C) Loans (including accrued interest thereon) directly secured by a mortgage on real property of the type described in paragraphs (A) or (B) above;

            (D) Cash and cash items, including cash on hand, time and demand deposits with financial institutions, and receivables arising in the ordinary course of the Target REIT's operations (other than those purchased from another person) but excluding bankers' acceptances, repurchase agreements, and other similar instruments;

            (E) Securities (including accrued interest thereon) issued or guaranteed by the United States or by a person controlled or supervised by and acting as an instrumentality of the United States, pursuant to any authority granted by Congress, or any certificates of deposit for any of the foregoing; and

             (F) Equity interests in corporations which have made qualifying elections to be taxed as real estate investment trusts under Sections 856 through 860 of the Code and continue to satisfy the requirements for such treatment.

11. The Target REIT has not owned and will not own securities in any issuer (other than a REIT or a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code) that either (A) represent in excess of 10% of the (i) voting power of the outstanding securities, or (ii) value of the outstanding securities, of such issuer or (B) have an aggregate value in excess of 5% of the value of the total assets of the Target REIT.

12. For each of its taxable years, the Target REIT distributed to its shareholders at such times and in such manner as required by Code Sections 858, 561 and 563 at least 90% of its ordinary REIT taxable income (as defined in Section 857(b) of the Code, excluding any net capital gain) for such taxable year.
13. The Target REIT does not have and has not had at the close of any taxable year any undistributed "C corporation" earnings and profits.

14. The Target REIT has not made any distributions to its shareholders with respect to its capital stock unless such distribution was pro-rata, with no preference to any stock of a particular class as compared with other stock of the same class, and it has not made any distributions that gave a preference to one class of stock as compared with another class except to the extent that the former is entitled (without reference to waivers of their rights by shareholders) to such preference.

15. Except as set forth on Schedule 1 attached hereto, the Target REIT has never owned any interest in any subsidiary, corporation, partnership, limited liability company or other entity.

16. To the best of the Target REIT's knowledge, as a result of the Merger the Company will not directly or indirectly own 10% or more of any tenant from which the Target REIT collects rent.

17. To the best of the Target REIT's knowledge, as a result of the Merger the Company will not own (i) more than 10% of the voting power of the outstanding securities of any issuer, or (ii) more than 10% of the value of the outstanding securities of any issuer.

18. To the best of the Target REIT's knowledge, any person who performs services for tenants on behalf of the Target REIT and who is an "independent contractor" within the meaning of Section 856(d)(3) of the Code with respect to the Target REIT will be an "independent contractor" with respect to the Company following the Merger.

19. Attached hereto as Schedule 2 is a list of all of the shareholders of the Target REIT.

20. Attached hereto as Schedule 3 is a list of all securities held by the Target REIT.

21. The Target REIT is not involved in, nor is it aware of, any proceeding, dispute, audit or other undertaking, the outcome of which could cause any of the foregoing representations to be incorrect in whole or in part, either retroactively or prospectively.